Exhibit 99.1

Press Release

Investor Contact: Ahmed Pasha 703-682-6451

Media Contact: Amy Ackerman 703-682-6399

AES Announces Pricing of $1.6 Billion of Senior Secured First Lien Notes in a Private Offering

ARLINGTON, Va., May 15, 2020 – The AES Corporation (NYSE: AES) announced that it has priced $900 million aggregate principal amount of 3.30% Senior Secured First Lien Notes due 2025 and $700 million aggregate principal amount of 3.95% Senior Secured First Lien Notes due 2030 (together, the “Notes”). AES intends to use the proceeds from the offering to fund purchases of up to $1.584 billion aggregate purchase amount across its 4.000% Senior Notes due 2021, 4.875% Senior Notes due 2023 (together the “Outstanding Notes”) in tender offers (the “Tender Offers”) and to pay certain related fees and expenses. AES intends to use any remaining net proceeds from the offering after completion of the Tender Offers to retire certain of its outstanding indebtedness and for general corporate purposes

“This transaction represents an important milestone in our strategy to shift our debt structure to investment grade,” said Andrés Gluski, AES President and Chief Executive Officer. “Upon closing, we will not have any meaningful Parent debt maturities until 2025 and the reduced interest cost will further improve our investment grade metrics.”

“The combination of a strong debt market and substantial interest from investment grade investors has enabled us to refinance our near-term Parent debt maturities at an attractive rate, while extending the tenor of the maturities to as far as 2030,” said Gustavo Pimenta, AES Executive Vice President and Chief Financial Officer. “We continue to be on track to attain a second investment grade credit rating by year-end.”

In conjunction with the Tender Offers, AES is soliciting consents to the adoption of certain proposed amendments to the indentures governing the Outstanding Notes to substantially remove all the restrictive covenants and events of default, as well as to alter the notice requirements for optional redemption with respect to each series of Outstanding Notes. The closing of the offering of the Notes is expected to occur, subject to certain customary conditions on May 27, 2020 (T + 7).

About AES

The AES Corporation (NYSE: AES) is a Fortune 500 global power company. We provide affordable, sustainable energy to 14 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce is committed to operational excellence and meeting the world’s changing power needs. Our 2019 revenues were $10 billion and we own and manage $34 billion in total assets. To learn more, please visit www.aes.com. Follow AES on Twitter @TheAESCorp.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions. Such forward-looking statements include, but are not limited to, our financing plans, including the offering of the New Notes and the details thereof, and other expected effects of the offering of the New Notes, the Tender Offers and Consent Solicitations, the details thereof, other expected effects of the Tender Offers and Consent Solicitations and the proposed concurrent debt financing to satisfy the Financing Condition and the use of proceeds therefrom.

Actual results could differ materially from those projected in AES’ forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results include the aggregate amount of notes tendered (which could lead to retirement or repayment of other existing debt), the successful pricing and closing of the proposed concurrent debt financing to satisfy the Financing Condition, and risks and uncertainties discussed in the Offer to Purchase related to the Tender Offers and AES’ filings with the Securities and Exchange Commission (the “SEC”), including, but not limited to, the risks discussed under Item 1A: “Risk Factors” and Item 7: “Management’s Discussion & Analysis of Financial Condition and Results of Operations” in AES’ 2019 Annual Report on Form 10-K and in subsequent reports filed with the SEC. Readers are encouraged to read AES’ filings to learn more about the risk factors associated with AES’ business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Any Stockholder who desires a copy of AES’ 2019 Annual Report on Form 10-K filed February 27, 2020 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. A copy of the Form 10-K may be obtained by visiting AES’ website at www.aes.com.

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